UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2020

FLANIGAN’S ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Florida	I-6836	59-0877638
(State or other jurisdiction of	(Commission	(IRS Employer
of incorporation)	File Number	Identification Number)

5059 N.E. 18th Avenue, Fort Lauderdale, Florida	33334
(Address of principal executive office)	Zip Code

Registrant’s telephone number, including area code): (954) 377-1961

Check the appropriate box below if this Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	BDL	NYSE AMERICAN

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

To the extent responsive, the information included in Item 2.03 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

We currently operate restaurants, package liquor stores and combination restaurant/package liquor stores that we either own (16 stores); or have operational control over and partial ownership in (8 stores) (the “Limited Partnership Stores”). We also franchise an additional five stores consisting of two restaurants (one of which we operate) and three combination restaurant/package liquor stores (the “Franchised Stores”) and manage an additional store consisting of a restaurant for an unrelated party (the “Managed Store”). All of the restaurants, with the exception of the Managed Store, which operates under the name “The Whale’s Rib”, operate under the name “Flanigan’s Seafood Bar and Grill” and all of the package liquor stores operate under the name “Big Daddy’s Liquors.”

As previously disclosed in our Form 8-K dated May 6, 2020, our operations have been materially and adversely affected by the global pandemic caused by the coronavirus disease (COVID-19) outbreak. In compliance with government mandates, in mid-March 2020, we stopped providing dine-in service and shifted to a take-out or delivery only operating model in all of our company-owned or operated restaurants, and reduced the operating hours of our retail package store locations, and laid off a significant number of our employees.

We, as well as certain of the entities owning the Limited Partnership Stores (the “LP’s”), Franchised Stores (the “Franchisees”) and the Managed Store (the “Managed Store”) (collectively, the “Borrowers”), applied for and received loans from Bank of America (the “Lender”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) enacted March 27, 2020, in the aggregate principal amount of approximately $13.1 million (the “PPP Loans”), of which approximately: (i) $5.9 million was loaned to us ; (ii) $4.1 million was loaned to 8 of the LP’s ; (iii) $2.6 million was loaned to 5 of the Franchisees; and (iv) $0.5 million was loaned to the Managed Store.

The PPP Loans, which are in the form of Notes issued by each of the Borrowers, mature two years from the date of funding (dates ranging from May 5, 2022 to May 11, 2022) and bear interest at a rate of 1.00% per annum, payable monthly commencing approximately six months from the date of issuance of the Notes (dates ranging from April 30, 2020 to May 6, 2020). The Notes may be prepaid by the applicable Borrower at any time prior to maturity with no prepayment penalties. Proceeds from the PPP Loans will be available to the respective Borrower to fund designated expenses, including certain payroll costs, group health care benefits and other permitted expenses, including rent and interest on mortgages and other debt obligations incurred before February 15, 2020. Under the terms of the PPP, up to the entire amount of principal and accrued interest may be forgiven to the extent the proceeds of the PPP Loans are used for qualifying expenses as described in the CARES Act and applicable implementing guidance issued by the U.S. Small Business Administration under the PPP. No assurance can be given that the Borrowers will obtain forgiveness of the PPP Loan in whole or in part.

With respect to any portion of any of the PPP Loans that is not forgiven under the terms of the PPP, such amounts will be subject to customary provisions for a loan of this type, including customary events of default relating to, among other things, payment defaults, breaches of the provisions of the applicable PPP Note and cross-defaults on any other loan with the Lender or other creditors.

As of May 11, 2020, including the full funding of $13.1 million in borrowings under the PPP Loans and including any amounts held on behalf of the LP’s, Franchisees and the Managed Store, we have approximately $29.8 million of cash on hand and $32.0 million of outstanding indebtedness.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements concerning our expectations, anticipations, intentions, or beliefs regarding the PPP Loans. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including financial market conditions; actions by the Borrowers and other parties to the PPP Loans; changes by the Small Business Administration or other governmental authorities regarding the CARES Act, the Payroll Protection Program or related administrative matters; the Borrowers’ ability to comply with the terms of the PPP Loans and the CARES Act, including to use the proceeds of the PPP Loans as described herein; and other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the our Annual Report on Form 10-K for our fiscal year ended September 28, 2019 filed with the Securities and Exchange Commission on December 20, 2019, and subsequent filings. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLANIGAN’S ENTERPRISES, INC.
(Registrant)

Date: May 15, 2020	By:	/s/ Jeffrey D. Kastner
Jeffrey D. Kastner
Chief Financial Officer, General Counsel,
Secretary